Exhibit 99.3

December 19, 2013

Board of Directors

Cole Real Estate Investments, Inc.

2325 East Camelback Road, Suite 1100
Phoenix, Arizona 85016

Re:	Amendment No.2 to Registration Statement on Form S-4 of American Realty Capital Properties, Inc., relating to Common Stock, par value $0.01 per share, of American Realty Capital Properties, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 22, 2013 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than American Realty Capital Properties, Inc. (“ARCP”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Cole Real Estate Investments, Inc. (the “Company”), of the Per Share Consideration (as such term is defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 22, 2013, by and among ARCP, Clark Acquisition, LLC, a direct wholly owned subsidiary of ARCP, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – Opinion of Cole’s Financial Advisor”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the Cole Board and its Reasons for the Merger”, and “THE MERGER – Opinion of Cole’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)